Exhibit 14.0

Code of Ethics

Introduction

These Ethical Guidelines will serve as the Code of Ethics (“Guidelines”) for GelStat Corporation (the “Company”) and as such they cover a wide spectrum of business practices and procedures. They do not cover every issue that may arise, but they set out some basic principles to guide all employees and directors of the Company. We expect all of our employees and directors to comply with them and to seek to avoid even the appearance of improper behavior. These Guidelines should also be provided to and followed by the Company’s agents and representatives, including consultants. Although the Guidelines refer to our employees and sometimes, our officers (each of whom is an employee) and directors, all Guidelines apply to our directors even when we do not specifically refer to them.

If a law conflicts with a policy in these Guidelines, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate these Guidelines may be subject to disciplinary action. Depending on the nature of the violation, the disciplinary action may include termination of employment. If you are in a situation, which you believe may violate or lead to a violation of these Guidelines, follow the recommendations described below.

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards and our reputation are built. All employees must respect and obey the laws of the cities, states and nations in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, the Company’s legal counsel or other appropriate personnel. If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict may arise when an employee, officer or director takes actions or has interests that may make it difficult to perform duties for the Company objectively and effectively. Conflicts of interest arise whenever a family member of an officer, director or employee provides goods or services (including as an employee) or otherwise engages in business with the Company. All of these relationships require prior approval of our Audit Committee. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position with the Company. For example, loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. By law, the Company cannot make any loans to its executive officers and directors. It is almost always a conflict of interest for a the Company employee to work simultaneously for a competitor, client or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our clients, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of company policy, except under specific guidelines approved by the Company’s board of directors (the “Board”). Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described below. Our executive officers and directors must also comply with our Policy and our Insider Trading Policy.

Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal benefit (financial or otherwise) or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal under the federal securities laws. In order to comply with the securities laws against insider trading, the Company has adopted a specific policy governing employees’ trading in securities of the Company. The Company is required to provide you with a copy of our Insider Trading Policy. If you have not received this Policy, please notify your supervisor.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of the Company’s property, information or from their position with the Company without the consent of the Board. No employee may use The Company’s property, information, or their position with the Company, for improper personal gain. Under no circumstances may an employee compete with the Company directly or indirectly. Employees, officers and directors owe a duty of loyalty to the Company to advance its legitimate interests when the opportunity to do so arises.

Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s clients, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with clients. No gift or entertainment should be offered, given, provided or accepted by any employee, family member of an employee, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment. Examples may include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol or illegal drugs in the workplace will not be tolerated.

Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Some employees are authorized to use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or our Chief Financial Officer. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s legal counsel.

Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its clients except when disclosure is authorized by the Company’s legal counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its clients if disclosed. It also includes information that suppliers and clients have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

Protection and Proper Use of the Company’s Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company’s equipment should not be used for non-the Company business, though incidental personal use may be permitted. The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, ideas, designs, databases, records, salary information and any unpublished financial data and reports. While unauthorized use or distribution of this information would violate company policy, it could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. This also applies to the making of improper payments to obtain business from commercial clients in the United States. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Our legal counsel can provide guidance to you in this area.

Waivers of These Ethical Guidelines

Any waiver of these Guidelines for executive officers or directors may be made only by the Board or a Board committee and may be promptly disclosed as required by law.

Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. Any employee may submit a good faith concern regarding questionable accounting or auditing matters or other matters without fear of dismissal or retaliation of any kind to the chairman of our Audit Committee or the Company’s legal counsel who are listed on the last page of these Guidelines.

Compliance Procedures

We must all work to ensure prompt and consistent action against violations of these Guidelines. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts in order to reach the right solutions; we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor.

This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your office manager or with a human resources officer.

You may report ethical violations in confidence and without fear of retaliation. Additionally, if your situation requires that your identity be kept confidential, your anonymity will be protected. Further, you may speak with the Company’s legal counsel on any of these matters. Under no circumstances does the Company permit or tolerate any form of retaliation against employees for good faith reports of potential ethical violations.

Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Special Policies with Respect to Certain Officers

The Chief Executive Officer (“CEO”) and all senior financial officers, including the Chief Financial Officer (“CFO”) and principal accounting officer, are bound by the provisions set forth above including those relating to ethical conduct, conflicts of interest and compliance with law. In addition, the CEO, CFO and other senior financial officers are subject to the following additional specific policies:

•	The CEO, CFO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO, CFO and each senior financial officer promptly to bring to the attention of the Board or the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Board and the Audit Committee, in fulfilling their responsibilities.

•	The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Board and the Audit Committee, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•	The CEO, CFO and each senior financial officer shall promptly bring to the attention of our legal counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of these Guidelines, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•	The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Company’s legal counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of these Guidelines or of these additional special policies and procedures.

The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of these Guidelines or these additional special procedures by the CEO, CFO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to these Guidelines and to these additional special procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

To insure your confidentiality, we have supplied the cell phone numbers of our Chief Executive Officer, Chief Financial Officer, Chairman of our Audit Committee and legal counsel including their personal email addresses.

Chief Executive Officer

Gerald Kieft

Office No.:

Cell No.:

Email:

Chief Financial Officer:

Gerald Kieft

Office No.:

Cell No.:

Email:

Chairman of the Audit Committee:

Office No.:

Cell No.:

Email:

Outside Legal Counsel:

Michael D. Harris, Esq.

Office No.: (561) 686-3307

Cell No.: (561) 644-2222

Email: mharris@nasonyeager.com

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